Exhibit 99.1

NESCO HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS
FORT WAYNE, IN., March 12, 2020 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom, and rail infrastructure end-markets, today reported financial results for the fourth quarter and full year ended December 31, 2019.
FULL YEAR 2019 HIGHLIGHTS

•	Total revenue of $264.0 million (+7.2% from 2018)

•	Equipment rental revenue of $182.7 million (+5.5% from 2018)

•	Equipment sales revenue of $34.1 million (-23.2% from 2018)

•	Parts, tools, and accessories revenue of $47.2 million (+64.8% from 2018)

•	Consolidated net loss of $27.1 million (includes $15.9 million of transaction and process improvement costs)

•	Adjusted EBITDA of $127.5 million (+4.8% from 2018)

•	Adjusted EBITDA including a full year of Truck Utilities of $134.5 million

•	Closed acquisition of Truck Utilities on November 4, 2019
Lee Jacobson, Chief Executive Officer of Nesco, said, “The fourth quarter capped off another year of solid growth for Nesco. Our core specialty rental equipment remains in high demand in each of our end-markets, as evidenced by more than 8% year-over-year equipment rental revenue growth in the fourth quarter, excluding the impact from Truck Utilities and another quarter of record equipment on rent, which is also up more than 8% year-over-year in the fourth quarter. Parts, tools and accessories segment revenue increased more than 70% on a year-over-year basis in the fourth quarter, excluding Truck Utilities, driven by a combination of new regional locations and increased spend within our equipment rental customer base.”
“Demand within our core electrical transmission and distribution, telecom and rail end markets remain robust,” continued Jacobson. “Our largest contractor customers reported another quarter of record, or near record, revenue backlogs in our core end markets and our average customer rental contract period exceeded 13 months for most of 2019, a record for Nesco. Looking ahead, we expect 2020 will be a period of strong growth for our business. Our recent investment in new fleet will allow us to capture many previously lost rental opportunities due to equipment availability. We will also benefit from the investment we made in expanding our parts, tools and accessories service locations from two to seven in 2019 and one additional expected in 2020; and a full year of contribution from the Truck Utilities acquisition. We plan to take a measured approach toward capital spending in 2020 in order to generate positive free cash flow, reduce leverage and focus on maintaining high fleet utilization.”
FULL YEAR 2019 RESULTS
Total Revenue
Total revenue in 2019 was $264.0 million, an increase of $17.7 million, or 7.2%, from 2018. Excluding equipment sales, revenue grew $28.0 million or 13.9%, from 2018. Truck Utilities contributed $8.5 million to revenue since the acquisition was completed in November 2019, split nearly evenly between both the Equipment Rental and Sales ("ERS") and Parts Tools and Accessories ("PTA") segments.
ERS segment revenue declined 0.4% to $216.8 million in 2019, compared to $217.6 million for the same period in 2018. Equipment rental revenue increased 5.5% to $182.7 million, primarily due to a 6.1% increase in average equipment on rent, which grew to $477.5 million in 2019, compared to $450.2 million in 2018. Fleet utilization was 80.7% in 2019, compared to 82.3% in 2018. After adjusting for new units that have not yet entered into service, Truck Utilities and the prior year’s benefit from storm recovery in Puerto Rico, utilization was down 0.4% year-over-year. Equipment sales revenue of $34.1 million was a reduction from the prior year of $10.3 million or 23.2% leading to an overall decline in ERS revenue for the year. Equipment sales can be lumpy in nature, but any timing difference that may reduce used sales provides Nesco with the opportunity to continue to rent this equipment.
PTA segment revenue grew 64.8% to $47.2 million in 2019, compared to $28.7 million in 2018. PTA revenue growth was driven by increased penetration of Nesco's equipment rental customer base and a ramping of revenues at the new PTA locations.

Net Loss
The Company reported a net loss in 2019 of $27.1 million, compared to a net loss of $15.5 million for the same period in 2018. The year-over-year increase in net loss was primarily driven by a $13.3 million increase in deal-related transaction and business acquisition expenses.
Adjusted EBITDA
Adjusted EBITDA increased $5.8 million, or 4.8%, from $121.7 million for the year ended December 31, 2018 to $127.5 million for the year ended December 31, 2019.  Adjusted EBITDA including a full year of Truck Utilities was $134.5 million for the year ended December 31, 2019.  The year over year increase in Adjusted EBITDA was primarily driven by an $11.6 million, or 8.6%, increase in core rental gross profit, excluding depreciation to $147.2 million ($76.6 million, including depreciation), compared to $135.5 million ($71.4 million, including depreciation) in 2018. This increase was partially offset by an increase in selling, general and administrative expenses due largely to increased expenses related to becoming a public company.

FOURTH QUARTER 2019 RESULTS
Total Revenue
Total revenue in the fourth quarter was $77.2 million, an increase of $8.6 million or 12.5% from the fourth quarter 2018. Excluding equipment sales, revenue grew $14.4 million or 27.6% from the fourth quarter 2018. Truck Utilities contributed $8.5 million to revenue since the acquisition was completed in November 2019, split nearly evenly between both segments.
ERS segment revenue declined 1.2% to $60.8 million in the fourth quarter, compared to $61.5 million for the same period in 2018. Equipment rental revenue increased 11.3% (or 8.1% excluding Truck Utilities) to $50.0 million. This growth is primarily due to a 10.0% increase in average equipment on rent, which grew to $508.7 million in the fourth quarter, compared to $462.4 million in the same quarter of 2018. Fleet utilization was 81.5% in the fourth quarter compared to 83.5% in the same period of 2018. After adjusting for new units that have not yet entered into service and Truck Utilities, utilization was approximately flat year-over-year. The Company's average rental rate per day was $138 and $140 in the fourth quarter of 2019 and 2018, respectively. The Company continues to realize gains in pricing by product line, but average reported rate remains relatively constant due to a changing fleet mix as a result of increased investment in relatively lower cost telecom and rail equipment. Equipment sales revenue of $10.8 million was a reduction from the prior year quarter of 34.9% (or 51.7% excluding Truck Utilities) leading to an overall decline in ERS revenue for the quarter.
PTA segment revenue grew 129.9% (or 70.6% excluding Truck Utilities) to $16.4 million in the fourth quarter, compared to $7.1 million for the same period in 2018. PTA revenue growth was driven by increased penetration of Nesco's equipment rental customer base and a ramping of revenues at the newer PTA locations.
Net Loss
The Company reported net income in the fourth quarter of $3.1 million, compared to a net loss of $3.4 million for the same period in 2018. The year-over-year increase in net earnings was primarily driven by an income tax benefit of $7.3 million due to tax valuation allowance reductions from the rental equipment acquired in the Truck Utilities acquisition.
Adjusted EBITDA
Adjusted EBITDA increased slightly to $35.6 million, as compared to the same period in 2018.  Adjusted EBITDA reflects a $4.5 million or 12.5% increase in core rental gross profit excluding depreciation to $40.8 million ($21.5 million, including depreciation), compared to $36.3 million ($18.7 million, including depreciation) in 2018. This increase was partially offset by an increase in selling, general and administrative expenses due largely to increased expenses related to becoming a public company.

Liquidity and Capitalization
On March 10, 2020, the Company completed an increase in the size of its asset-based lending facility from $350 million to $385 million with the addition of MUFG Bank, Ltd. as a new lender under the facility. Nesco made significant investments in its fleet and acquired Truck Utilities in 2019. The increase in facility size expands liquidity, enabling continued flexibility for Nesco to grow its fleet and opportunistically pursue mergers and acquisitions.
As of December 31, 2019, the Company had total cash of $6.3 million and availability on its asset-based lending facility of $96.9 million, which does not reflect the impact of the increased size of the asset-based facility. Total debt outstanding, including capital leases, was $756.6 million at the end of the fourth quarter 2019.

Investing Activities
Average fleet count increased to 4,172 units in 2019, from 3,839 units in 2018. Total purchases of rental fleet and property and equipment in 2019 was $109.7 million, including $36.7 million of maintenance expenditures and $73.0 million of growth expenditures. Nesco accelerated the timing of some capital expenditures planned for 2020 into the fourth quarter of 2019 in order to capture potential upside from market demand in 2019 and is reducing 2020 target capital expenditures as a result. The Company received $28.5 million from sale of rental equipment and parts and insurance proceeds from damaged equipment in 2019, resulting in total net capital expenditures of $81.3 million.
FINANCIAL OUTLOOK
The Company's current expectations for the full year 2020 are as follows:

•	Total revenue of $330 to $360 million (25% to 36% growth)

•	Adjusted EBITDA(1) of $142 to $154 million (11% to 21% growth)

•	Net capital expenditures (after proceeds from equipment sales)(2) of $45 to $55 million

(1)
Adjusted EBITDA is a non-GAAP financial measure. Further information including both historical and forward-looking reconciliations for this non-GAAP measure to the most directly comparable financial measure under GAAP is included at the end of this press release.

(2)	Net capital expenditures is a non-GAAP financial measure. Please see the historical non-GAAP reconciliation tables included at the end of this press release.
This outlook includes anticipated results from Truck Utilities Inc. This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.
NEW INDEPENDENT BOARD MEMBER
On March 2, 2020, the Company announced that it had appointed Gerard E. Holthaus to serve as an independent director. Mr. Holthaus is the non-executive Chairman of the Board of WillScot Corp, a leading provider of modular space solutions in North America. He is the former non-executive chairman of Algeco Scotsman Global S.à.r.l., the leading global provider of modular space solutions. He previously served as executive chairman and CEO of Algeco Scotsman, where he was responsible for its North American and European operations, and as executive chairman, president and CEO of WSII prior to its acquisition by Algeco Scotsman in 2007. Mr. Holthaus is also a former director of BakerCorp International, Inc. and Neff Corporation, two equipment rental companies that completed strategic sales. Mr. Holthaus is also currently Non-Executive Chairman of FTI Consulting.
"As Nesco continues to grow so does the breadth and expertise of our board, and we are eager to welcome Gerry's voice and insight to the organization. Gerry brings a proven track record of success in the specialty equipment rental arena most recently as Chairman of WillScot. His specialty rental industry expertise is complemented by his strong financial background and makes him a perfect addition to our board," said William Plummer, Chairman of the Board.
NON-GAAP FINANCIAL MEASURES
The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, free cash flow, fleet utilization, original equipment cost on rent, among other metrics, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 8:30 A.M. Eastern Time on March 12, 2020, to discuss the fourth quarter and full year 2019 financial results. The conference call can be accessed by dialing 866-211-4094 (United States) or 647-689-6722 (International) using the conference ID 1032839. A replay of the call will be available on the Company’s investor relations website at investors.nescospecialty.com.
ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of approximately 4,600 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools, and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco has made in light of its experience in the industry as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions, including Nesco’s ability to integrate its acquisition of Truck Utilities and realize the anticipated benefits thereof (including Nesco’s estimates of the Adjusted EBITDA impact of contributions from Truck Utilities); the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Capitol’s final prospectus and definitive proxy statement filed with the Securities and Exchange Commission on June 4, 2019 (as supplemented on June 24, 2019 and July 11, 2019, the "Proxy Statement/Prospectus") and incorporated by reference in the Current Report on Form 8-K filed with the SEC on August 1, 2019, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and Nesco undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
INVESTOR CONTACT
Noel Ryan, IRC
720.778.2415
investors@nescospecialty.com

Table 1: Unaudited Condensed Consolidated Balance Sheets

Nesco Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash	$6,302	$2,140
Accounts receivable, net of allowance of $4,654 and $7,562, respectively	71,323	52,559
Inventory	33,001	11,435
Prepaid expenses and other	5,217	2,483
Total current assets	115,843	68,617
Property and equipment, net	6,561	2,763
Rental equipment, net	383,420	320,722
Goodwill and other intangibles, net	308,747	299,454
Notes receivable	713	—
Total Assets	$815,284	$691,556
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$41,172	$20,867
Accrued expenses	27,590	20,383
Deferred rent income	2,270	4,762
Current maturities of long-term debt	1,280	2,531
Current portion of capital lease obligations	5,451	4,866
Total current liabilities	77,763	53,409
Long-term debt, net	713,023	756,872
Capital leases	22,631	28,418
Deferred tax liabilities	12,288	11,191
Other liabilities	1,709	422
Total long-term liabilities	749,651	796,903
Commitments and contingencies	—	—
Stockholders’ Deficit
Common stock - $0.0001 par value, 250,000,000 shares authorized, 49,033,903 and 21,660,638 shares issued and outstanding, at December 31, 2019 and December 31, 2018, respectively	5	2
Additional paid-in capital	432,577	259,298
Accumulated deficit	(444,712)	(417,660)
Accumulated other comprehensive loss	—	(396)
Total stockholders’ deficit	(12,130)	(158,756)
Total Liabilities and Stockholders’ Deficit	$815,284	$691,556

Table 2: Unaudited Condensed Consolidated Statements of Operations

Nesco Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in $000s, except share and per share data)	2019	2018	2019	2018
Revenue
Rental revenue	$54,125	$47,785	$197,996	$184,563
Sales of rental equipment	8,600	10,457	23,767	26,019
Sales of new equipment	2,232	6,182	10,308	18,349
Parts sales and services	12,289	4,264	31,964	17,366
Total revenue	77,246	68,688	264,035	246,297
Cost of Revenue
Cost of rental revenue	13,313	11,512	50,829	49,023
Depreciation of rental equipment	19,270	17,576	70,568	64,093
Cost of rental equipment sales	7,649	8,636	20,302	21,689
Cost of new equipment sales	1,902	5,460	8,520	16,099
Cost of parts sales and services	10,131	3,091	25,052	12,339
Major repair disposals	694	375	2,216	1,436
Total cost of revenue	52,959	46,650	177,487	164,679
Gross Profit	24,287	22,038	86,548	81,618
Operating Expenses
Selling, general, and administrative expenses	9,960	8,307	34,667	32,718
Licensing and titling expenses	690	567	2,617	2,241
Amortization and non-rental depreciation	858	781	3,122	3,045
Transaction expenses	247	277	7,641	440
Asset impairment	—	—	657	—
Other operating expenses	613	10	1,826	10
Total operating expenses	12,368	9,942	50,530	38,454
Operating Income	11,919	12,096	36,018	43,164
Other Expense
Loss on extinguishment of debt	—	—	4,005	—
Interest expense, net	16,985	15,049	63,361	56,698
Other expense, net	(855)	1	1,690	287
Total other expenses	16,130	15,050	69,056	56,985
Loss Before Income Taxes	(4,211)	(2,954)	(33,038)	(13,821)
Income Tax Expense (Benefit)	(7,316)	452	(5,986)	1,705
Net Income (Loss)	$3,105	$(3,406)	$(27,052)	$(15,526)
Income (Loss) per share:
Basic and diluted	$0.06	$(0.16)	$(0.82)	$(0.72)
Weighted-average common shares outstanding:
Basic and diluted	49,033,903	21,660,638	33,066,165	21,660,638

Table 3: Unaudited Condensed Consolidated Statements of Cash Flows

Nesco Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in $000s)	2019	2018
Operating Activities
Net loss	$(27,052)	$(15,526)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	71,548	64,312
Amortization - intangibles	3,008	2,826
Amortization - financing costs	2,913	3,537
Provision for losses on accounts receivable	3,292	4,302
Share-based payments	1,014	1,130
Gain on sale of rental equipment and parts	(5,542)	(3,644)
Gain on insurance proceeds - damaged equipment	(538)	—
Major repair disposal	2,216	1,436
Loss on extinguishment of debt	4,005	—
Change in fair value of derivative	1,709	—
Asset impairment and loss on asset acquisition	657	—
Deferred tax (benefit) expense	(6,861)	1,096
Changes in assets and liabilities:
Accounts receivable	(17,073)	(5,185)
Inventory	(22,683)	(8,023)
Prepaid expenses and other	(2,578)	351
Accounts payable	7,547	(4,307)
Accrued expenses and other liabilities	6,560	(1,203)
Unearned income	(3,350)	(62)
Net cash flow from operating activities	18,792	41,040

Investing Activities
Cash paid for business acquisition, net of cash acquired	(48,425)	(1,524)
Purchase of equipment - rental fleet	(106,641)	(58,519)
Proceeds from sale of rental equipment and parts	26,794	33,321
Insurance proceeds from damaged equipment	1,658	—
Purchase of other property and equipment	(3,065)	(716)
Net cash flow from in investing activities	(129,679)	(27,438)
Financing Activities
Proceeds from debt	475,000	—
Borrowings under revolving credit facilities	313,000	49,000
Repayments under revolving credit facilities	(272,000)	(50,000)
Repayments of notes payable	(527,531)	(1,658)
Capital lease payments	(5,201)	(8,119)
Proceeds from merger and recapitalization	147,269	—
Finance fees paid	(15,488)	(1,645)
Net cash flow from financing activities	115,049	(12,422)

Net Change in Cash	4,162	1,180
Cash at Beginning of Period	2,140	960
Cash at End of Period	$6,302	$2,140

	Year Ended December 31,
(in $000s)	2019	2018
Supplemental Cash Flow Information
Cash paid for interest	$53,595	$53,763
Cash paid for income taxes	455	526
Non-Cash Investing and Financing Activities
Transfer of parts inventory to leased equipment	5,804	6,014
Rental equipment and property and equipment purchases in accounts payable	21,643	10,712
Rental equipment sales in accounts receivable	4,684	2,750
Rental equipment on capital lease	—	15,388
Customer note receivable	972	—
Settlement of note payable with common stock	25,000	—
Acquisition	—	3,546

Table 4: Unaudited Adjusted EBITDA Reconciliation

Nesco Holdings, Inc.
Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in $000s)	2019	2018	2019	2018
Net income (loss)	$3,105	$(3,406)	$(27,052)	$(15,526)
Interest expense	16,985	15,049	63,361	56,698
Income tax expense (benefit)	(7,316)	452	(5,986)	1,705
Depreciation expense	19,444	17,634	71,548	64,312
Amortization expense	836	723	3,008	2,826
EBITDA	33,054	30,452	104,879	110,015
Adjustments:
Non-cash purchase accounting impact (1)	940	1,324	1,802	3,631
Transaction and process improvement costs (2)	1,190	535	15,866	2,536
Major repairs (3)	694	375	2,216	1,436
Share-based payments (4)	551	280	1,014	1,130
Other non-recurring items (5)	—	2,609	—	2,909
Change in fair value of derivative (6)	(843)	—	1,709	—
Adjusted EBITDA	$35,586	$35,575	$127,486	$121,657
Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, and further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, and (6) the change in fair value of derivative instruments. This non-GAAP measure is subject to certain limitations.

(1)
Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to the credit agreement governing the Company’s asset-based lending facility (the “credit agreement”).

(2)
For the years ended December 31, 2019 and 2018, represents transaction costs related to the agreement and plan of merger with Capitol, which are comprised of professional consultancy fees, transaction costs, and the loss on extinguishment of debt. Additionally, pursuant to the credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA. For the year ended December 31, 2019, these costs include startup expenses associated with the new PTA locations (which include training, travel, and process setup costs), transaction expenses related to the acquisition of Truck Utilities, Inc. and expenses associated with the Company’s closure of its Mexican equipment rental and sales operations.

(3)
Represents the undepreciated cost of replaced chassis components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.

(4)
Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units in 2019 and the Class B Profits Interest Awards by NESCO Holdings, LP (our ultimate parent) on February 26, 2014, which is an adjustment pursuant to our credit agreement.

(5)
For the year ended December 31, 2018, represents other adjustments pursuant to the credit agreement: Rental expense incurred in 2018 for fleet equipment that had been rented under the terms of an operating lease that was terminated in 2018.

(6)	Represents the charge to earnings for our interest rate collar (which is an undesignated hedge) in the year ended December 31, 2019.

Table 5: Reconciliation of Adjusted EBITDA including a Full Year of Truck Utilities (Unaudited)

(in $000s)	Year Ended December 31, 2019
Adjusted EBITDA(1)	$127,486
Truck Utilities Adjusted EBITDA since acquisition (2)	(936)
Truck Utilities Adjusted EBITDA for the year ended September 30, 2019 (3)	7,983
Adjusted EBITDA including a full year of Truck Utilities	$134,533

(1)	See the unaudited Adjusted EBITDA reconciliation for the year ended December 31, 2019 in Table 4.

(2)
Represents Truck Utilities contribution included in Nesco’s reported Adjusted EBITDA in Table 4 from November 4, 2019 (the date of acquisition) to December 31, 2019. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure is as follows:

(in $000s)	Three Months Ended December 31, 2019
Net loss	$(699)
Depreciation	907
Amortization	111
EBITDA	319
Adjustments:
Non-cash purchase accounting impact	490
Transaction costs	127
Adjusted EBIDA	$936

(3)
Derived from Truck Utilities' audited financial statements for the year ended September 30, 2019. Adjusted EBITDA for Truck Utilities presented above may not be reflective of the actual Adjusted EBITDA for Truck Utilities for the year ended December 31, 2019. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure is as follows:

(in $000s)	Year Ended September 30, 2019
Net income	$1,620
Interest expense	116
Income tax expense	697
Depreciation	4,313
EBITDA	6,746
Adjustments:
Transaction costs	160
Other costs (a)	1,077
Adjusted EBIDA	$7,983

(a)	Represents the reduction in annual compensation that was paid to the selling shareholders pursuant to employment agreements executed with Nesco effective November 4, 2019.

Table 6: Fleet Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Average equipment on rent (in $000s)	$508,658	$462,365	$477,493	$450,195
Average fleet count	4,466	3,864	4,172	3,839
Average fleet utilization	81.5%	83.5%	80.7%	82.3%
Average rental rate per day	$137.69	$140.08	$137.49	$139.63
OPERATIONAL AND FINANCIAL METRICS
Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in 2019.
Average fleet count is the average number of units in the fleet during the period. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in 2019.
Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.
Average rental rate per day for the period is calculated as total rental revenue excluding freight and damaged billings divided by the total rental days, which represents the number of billable days in the period aggregated across all units in the fleet. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in 2019.

Table 7: Segment Performance

	Three Months Ended December 31,			Three Months Ended December 31,
	2019			2018
(in $000s)	ERS	PTA	Total	ERS	PTA	Total
Rental revenue	$49,985	$4,140	$54,125	$44,904	$2,881	$47,785
Sales of rental equipment	8,600	—	8,600	10,457	—	10,457
Sales of new equipment	2,232	—	2,232	6,182	—	6,182
Parts sales and services	—	12,289	12,289	—	4,264	4,264
Total revenues	$60,817	$16,429	$77,246	$61,543	$7,145	$68,688
Cost of revenue	21,279	12,410	33,689	25,244	3,830	29,074
Depreciation of rental equipment	18,030	1,240	19,270	16,548	1,028	17,576
Gross profit	$21,508	$2,779	$24,287	$19,751	$2,287	$22,038

	Year ended December 31,			Year ended December 31,
	2019			2018
(in $000s)	ERS	PTA	Total	ERS	PTA	Total
Rental revenue	$182,720	$15,276	$197,996	$173,267	$11,296	$184,563
Sales of rental equipment	23,767	—	23,767	26,019	—	26,019
Sales of new equipment	10,308	—	10,308	18,349	—	18,349
Parts sales and services	—	31,964	31,964	—	17,366	17,366
Total revenues	$216,795	$47,240	$264,035	$217,635	$28,662	$246,297
Cost of revenue	76,573	30,346	106,919	84,509	16,077	100,586
Depreciation of rental equipment	66,228	4,340	70,568	60,436	3,657	64,093
Gross profit	$73,994	$12,554	$86,548	$72,690	$8,928	$81,618

Table 8: Net Capital Expenditures

	Year Ended December 31,
(in $000s)	2019	2018
Purchase of equipment - rental fleet	$106,641	$58,519
Purchase of other property and equipment	3,065	716
Total capital expenditures	109,706	59,235
Less: Proceeds from sale of rental equipment and parts	(26,794)	(33,321)
Less: Insurance proceeds from damaged equipment	(1,658)	—
Net capital expenditures	$81,254	$25,914

Table 9: Reconciliation of 2020 Adjusted EBITDA Guidance

(in $millions)	Full Year 2020

Net loss	$(8.0)	to	$3.0
Interest expense	63.0	to	62.0
Income tax expense	2.0	to	2.0
Depreciation and amortization	83.0	to	84.0
Share-based payments	1.0	to	1.0
Other	1.0	to	2.0
Adjusted EBITDA	$142.0	to	$154.0